Clearance by AMF of the tender offer initiated by Gemalto S.A. for Wavecom S.A
Amsterdam, October 24, 2008 - Gemalto (Euronext NL0000400653 — GTO), the world leader in digital security, today announces that in accordance with the provisions of Article L. 621-8 of the French Monetary and Financial Code and Article 231-23 of its General Regulation, the AMF, pursuant to the clearance decision of the tender offer dated October 24, 2008, affixed its visa n°08-225 dated as of October 24, 2008 to Gemalto’s offer memorandum relating to the tender offer initiated by Gemalto for the shares and OCEANEs (convertible bonds) of Wavecom (the “Offer”).
Prior to the opening of the Offer, the AMF and Euronext Paris will publish, respectively, an opening notice (avis d’ouverture) and a notice announcing the terms and the timetable of the Offer.
The offer memorandum is available on the Internet websites of Gemalto (www. gemalto.com) and the AMF (www.amf-france.org). Copies of the offer memorandum may also be obtained free of charge from:

Gemalto S.A. 6, rue de la Verrerie 92190 Meudon	HSBC France 103, avenue des Champs-Elysées 75419 Paris Cedex 08
In accordance with the provisions of Article 231-28 of the AMF General Regulation, the information relating to the legal, financial and accounting terms by the Offeror will be made available to the public as beginning at the latest on the day prior to the opening of the Offer on the Internet websites of Gemalto (www. gemalto.com) and the AMF (www.amf-france.org), and may also be obtained free of charge from:

Gemalto S.A. 6, rue de la Verrerie 92190 Meudon	HSBC France 103, avenue des Champs-Elysées 75419 Paris Cedex 08
As of the opening of the Offer, questions and requests for assistance may be directed towards:
Georgeson
2nd Floor, Vintners Place, 68 Upper Thames Street,
London EC4V 3BJ, United Kingdom
Toll-free numbers will be made available on the date of the opening of the Offer:
•	Toll-free number for calls from France and main European countries[1]* : 00 800 2667 8826

•	Number for calls from other countries: + 44 117 378 8096
Circulation, publication or distribution of this press release can, in certain countries, be subject to legal or regulatory restrictions. This press release is not intended, directly or indirectly, to persons subject to such

[1]	Germany; Austria; Belgium; Denmark; Spain; Finland; Ireland; Italy; Norway; The Netherlands; United-Kingdom; Sweden; Switzerland.

restrictions. Receipt of this press release is not an offer in a jurisdiction where a tender offer or an offer for securities would be illegal.

Investor Relations Vincent Biraud M.: +33(0) 6 08 48 33 23 vincent.biraud@gemalto.com	Emlyn Korengold TBWA Corporate T. : +33 (0) 6 08 21 93 74 emlyn.korengold@tbwa-corporate.com

Corporate Communication Rémi Calvet M.: +33(0) 6 22 72 81 58 remi.calvet@gemalto.com
About Gemalto
Gemalto (Euronext NL 0000400653 GTO) is the leader in digital security with 2007 annual revenues of over €1.6 billion, more than 85 offices in 40 countries and about 10,000 employees including 1,300 R&D engineers. In a world where the digital revolution is increasingly transforming our lives, Gemalto’s solutions are designed to make personal digital interactions more convenient, secure and enjoyable
Gemalto provides end-to-end digital security solutions, from the development of software applications through design and production of secure personal devices such as smart cards, subscribers’ identification modules (SIM’s), e-passports and tokens to the deployment of managed services for its customers. More than a billion people worldwide use the company’s products and services for telecommunications, financial services, e-government, identity management, multimedia content, digital rights management, IT security, mass transit and many other applications.
As the use of Gemalto’s software and secure devices increases with the number of people interacting in the digital and wireless world, the company is poised to thrive over the coming years.
For more information, please visit www.gemalto.com.

Additional Information
The tender offers described here, which have not yet commenced, will be made for the shares, ADSs and convertible bonds (OCEANEs) of Wavecom. This press release is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The solicitation and the offer to buy the shares, ADSs and convertible bonds of Wavecom will be made only pursuant to the offer to purchase and related materials that Gemalto has filed with the French Autorité des marchés financiers (“AMF”) as a note d’information only at the time of the launching of the offer pursuant to French laws and regulations, and the Tender Offer Statement on Schedule TO Gemalto intends to file with the U.S. Securities and Exchange Commission (the “SEC”). Wavecom security holders and other investors should read carefully such offer materials prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Wavecom security holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (http://www.amf-france.org.), and with the SEC, from the SEC’s website (http://www.sec.gov), in each case without charge. Such materials filed by Gemalto will also be available for free at Gemalto’s website (http://www.gemalto.com).
Forward-looking statements
This communication contains certain statements that are neither reported financial results nor other historical information and other statements concerning Gemalto. These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, events, products and services and future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions. These and other information and statements contained in this communication constitute forward-looking statements for purposes of applicable securities laws. Although management of the company believes that the expectations reflected in the forward-looking statements are reasonable, investors and security holders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of the companies, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements, and the companies cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this communication include, but are not limited to: the ability of the companies to integrate according to expectations; the ability of the company to achieve the expected synergies from the combination; trends in wireless communication and mobile commerce markets; the company’s ability to develop new technology and the effects of competing technologies developed and expected intense competition generally in the companies’ main markets; profitability of expansion strategy; challenges to or loss of intellectual property rights; ability to establish and maintain strategic relationships in their major businesses; ability to develop and take advantage of new software and services; the effect of the combination and any future acquisitions and investments on the companies’ share prices; and changes in global, political, economic, business, competitive, market and regulatory forces. Moreover, neither the companies nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements. The forward-looking statements contained in this communication speak only as of the date of this communication and the companies are under no duty, and do not undertake, to update any of the forward-looking statements after this date to conform such statements to actual results, to reflect the occurrence of anticipated results or otherwise.